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                                                                     EXHIBIT 3.1


                           ARTICLES OF INCORPORATION

                                       OF

                          AMERICAN REALTY TRUST, INC.



                                      ONE

       The name of the Corporation is American Realty Trust, Inc.

                                      TWO

       The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                     THREE

                 The Corporation shall have perpetual duration.

                                      FOUR

       The Corporation is organized to engage in any lawful business not prohibited to corporations for profit under the laws of the State of Georgia. The Corporation shall have all powers necessary to conduct such business and engage in any such activities, including but not limited to, the powers enumerated in the Georgia Business Corporation Code or any
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amendment thereto.

                                      FIVE

       The Corporation shall have authority exercisable by its Board of Directors to issue not more than 100,000,000 shares of common voting stock, $1.00 par value per share (the "Common Stock"), and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which shall be designated as the Board of Directors may determine and which may be issued in series by the Board of Directors as hereinafter provided. Preferences, limitations, and relative rights with respect to the shares of each class of stock of the Corporation shall be as hereinafter set forth:

       (a) A holder of record of one or more shares of the Common Stock shall have one (1) vote on any matter submitted to a shareholder vote for each share of the Common Stock held. Holders of the Common Stock are entitled to the entire voting power, all dividends declared, and all assets of the Corporation upon liquidation, subject to the rights of holders of the Special Stock to such voting power, dividends, and assets upon liquidation as provided in paragraph
(b) of this Article Five.





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       (b)  The Special Stock may be divided into and issued from time to time in one or more series. All shares of the Special Stock shall be of equal rank and shall be identical, except with respect to variations in the relative rights and preferences as between different series which may be fixed and determined by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; provided, however, that each share of a given series of the Special Stock shall be identical in all respects with the other shares of such series. Before any shares of the Special Stock of a particular series are issued, the Board of Directors shall fix and determine in the manner provided by law, the following particulars with respect to the shares of such series:

       (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but, not below the number of shares of such series then outstanding) from time to time by the Board of Directors;

       (ii) the dividend or rate of dividend payable with





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respect to shares of such series, the times of payment of any dividend, whether any such dividends shall be cumulative and, if so, the conditions under which and the date from which dividends shall be accumulated;

       (iii) whether the shares of such series shall be redeemable and, if so, the time or times when, the price or prices at which, and the other terms and conditions under which the shares of such series shall be redeemable;

       (iv) the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, which shall not be deemed to include the merger or consolidation of the Corporation or a sale, lease, or conveyance of all or part of the assets of the Corporation;

       (v) purchase, retirement, or sinking fund provisions, if any, for the redemption or purchase of shares of such series;

       (vi) the rights, if any, of the holders of shares of such series to convert such shares into or exchange such shares for shares of the Common Stock or shares of any other series of the Special Stock and the terms and conditions of such conversion or exchange;

       (vii) whether or not the shares of such series shall have voting rights and the extent of such voting rights, if





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any; and

       (viii) any other rights or preferences permitted by law to be fixed and determined.

                                      SIX

No holder of shares of any class of capital stock of the Corporation shall have the preemptive right to acquire unissued shares of any class of capital stock of the Corporation, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights, or securities to any holders of shares of any class of capital stock of the Corporation.

                                     SEVEN

       The Corporation shall have the authority to make, from time to time, distributions of assets to the shareholders out of the capital surplus of the Corporation, to the extent otherwise permitted by law.





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                                     EIGHT

       The Corporation shall have the authority to acquire for the Corporation shares of its capital stock out of its unreserved and unrestricted earned surplus and capital surplus available therefor as otherwise provided by law.

                                      NINE

       The shareholders may take any action required to be taken at a meeting of the shareholders, or any action which may be taken at such a meeting, without a meeting, if a written consent, setting forth the action to be taken, is signed by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

                                      TEN

       The Corporation shall not commence business until it shall have received at least Five Hundred Dollars ($500.00) in payment for the issuance of shares of capital stock.





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                                     ELEVEN

       The initial registered office of the Corporation shall be at 55 Park Place, Atlanta, Georgia 30335. The initial registered agent of the Corporation shall be The Prentice-Hall Corporation System, Inc.

                                     TWELVE

       The initial Board of Directors shall consist of one member whose name and address is as follows:

                     Gene E. Phillips
                     Southmark Corporation
                     1601 LBJ Freeway, Suite 800
                     Dallas, Texas 75234



                                    THIRTEEN

       No director of the Corporation shall be personally liable for monetary damages to the Corporation or its shareholders for breach of the duty of care or other duty as a director, except that such liability shall not be eliminated for:

       (a) any appropriation, in violation of the director's duties, of any business opportunity of the Corporation;

       (b) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

       (c) liability under section 14-2-154 of the Georgia





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Business Corporation Code or any amendment thereto; and

       (d) any transaction from which the director derived an improper personal benefit.

       If at any time the Georgia Business Corporation Code is amended after approval by the shareholders of this Article to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by such Code, as so amended.


       Any repeal or modification of the foregoing provisions of this Article shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                    FOURTEEN

       The name and address of the incorporator is as follows:

                     James L. Smith, III
                     Trotter, Smith & Jacobs
                     2400 Gas Light Tower
                     235 Peachtree St., N.E.
                     Atlanta, Georgia 30303





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       IN WITNESS WHEREOF, the undersigned executes these Articles of
Incorporation this the 24th day of November 1987.



                                           /s/ James L. Smith, III
                                           -------------------------
                                           James L. Smith, III





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